Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANIES. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT DOUGLAS CROXALL, AT 1110 NE CIRCLE BLVD., SUITE 1075, CORVALLIS, OREGON 97330, WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT.

Original Issue Date: June 3, 2020	Principal Amount: $[●]

12% SENIOR

CONVERTIBLE PROMISSORY NOTE

DUE June 2, 2021

THIS IS AN 12% SENIOR CONVERTIBLE PROMISSORY NOTE of Crown ElectroKinetics Corp., a Delaware corporation (the “Company”), having its principal place of business at 1110 NE Circle Blvd., Suite 1075, Corvallis, Oregon 97330 (this “Note”), which represents a duly authorized and validly issued debt of the Company.

FOR VALUE RECEIVED, the Company hereby promises to pay to [●] (the “Holder”), or its registered assigns, the principal sum of $[●] (the “Principal Amount”) and “Guaranteed Interest” thereon at the rate of twelve percent (12.00%), all twelve (12) months of which Guaranteed Interest shall be deemed earned as of the date hereof. Unless extended in the manner set forth herein below, the Principal Amount and all accrued, but unpaid, interest shall be due and payable on June 2, 2021 (the “Maturity Date”), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay such other interest to the Holder on the aggregate unconverted and then outstanding Principal Amount of this Note in accordance with the provisions hereof. If the Company and the Holder so agree in writing, the Maturity Date may be extended for one additional three hundred sixty-four day period that will expire on June 1, 2022, such that the Principal Amount and all accrued, but unpaid, interest shall be due and payable on such date, or on such earlier date as this Note is required or permitted to be repaid as provided hereunder. In the event of such mutual agreement to extend the Maturity Date, the period during which the Company shall be obligated to pay to the Holder Guaranteed Interest shall also be extended for an additional three hundred sixty four days beyond the initial Maturity Date through and including the end of such additional period.

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Notwithstanding anything to the contrary contained herein, except upon the occurrence of an Event of Default, the Company shall pay to the Holder on the last day of each calendar quarter that any of the Principal Amount is then outstanding twenty-five percent (25%) of the annual amount of Guaranteed Interest, equitably adjusted for a partial calendar quarter. If the Company’s obligation to repay the Principal Amount has been fully satisfied prior to the end of a calendar quarter, then, concurrently with such satisfaction, the Company shall pay to the Holder all accrued, but unpaid, Guaranteed Interest.

Guaranteed Interest

Notwithstanding anything contained herein, this Note shall bear interest on the aggregate unpaid Principal Amount and Guaranteed Interest from and after the occurrence and during the continuance of an Event of Default pursuant to Section 6(a) at the rate (the “Default Rate”) equal to the lesser of two percent (2%) per month (twenty-four percent (24%) per annum) or the maximum rate permitted by law. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to any unpaid Default Rate interest and fees; any remaining amount shall be applied first to any unpaid Guaranteed Interest and then to any unpaid Principal Amount. Notwithstanding the dates for payment of Guaranteed Interest, Default Rate interest shall be due and payable by the Company to the Holder on the tenth (10th) day of each calendar month during which Default Rate interest accrued.

This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5(f).

“Bankruptcy Event” means any of the following events: (a) the Company (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company , (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company makes a general assignment for the benefit of creditors, (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 5(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(e).

“Buy-In” shall have the meaning set forth in Section 4(d)(v).

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“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (other than by means of conversion or exercise of this Notes and the Securities issued together with this Notes); (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the Company or the successor entity of such transaction; (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the acquiring entity immediately after the transaction; (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof); or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion” shall mean conversion of this Note in accordance with the terms hereunder.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

“Default Rate” shall have the meaning ascribed thereto in the preamble of this Note.

“Dilutive Issuance” shall have the meaning set forth in Section 5(c).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 5(c).

“DTC” means the Depository Trust Company.

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“DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer Program.

“DWAC Eligible” means that (a) the Common Stock is eligible at DTC for full services pursuant to DTC’s Operational Arrangements, including without limitation transfer through DTC’s DWAC system, (b) the Company has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Conversion Shares are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

“Equity Conditions” means, during the period in question, (a) no Event of Default shall have occurred, (b) the Company has timely filed (or obtained extensions in respect thereof and filed within the applicable grace period) all reports other than Form 8-K reports required to be filed by the Company after the date hereof pursuant to the Exchange Act and the Company has met the current public information requirements of Rule 144(c) under the Securities Act as of the end of the period in question, (c) on any date that the Company desires to make a payment of interest and/or principal in shares of Common Stock instead of cash, the average daily dollar volume of the Company’s common stock for the previous twenty (20) trading days must be greater than $10,000, and (d) the Company’s shares of common stock must be DWAC Eligible and not subject to a “DTC chill”.

“Event of Default” shall have the meaning set forth in Section 6(a).

“Exchange Act” means, the Security Exchange Act of 1934, as amended.

“Exempt Issuance” shall have the meaning set forth in Section 5(c).

“Fixed Conversion Price” shall have the meaning set forth in Section 4(b).

“Fundamental Transaction” shall have the meaning set forth in Section 5(f).

“Late Fees” shall have the meaning set forth in Section 2(b).

“Mandatory Default Amount” means the payment of 120% of the outstanding Principal Amount of this Note and accrued and unpaid interest hereon, in addition to the payment of all other amounts, costs, expenses, and liquidated damages due in respect of this Note.

“New York Courts” shall have the meaning set forth in Section 7(d).

“Note Register” shall have the meaning set forth in Section 2(a).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments that may be issued to evidence such Notes.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

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“Purchase Agreement” means the Convertible Note Purchase Agreement, dated as of June 2, 2020, between the Company and the original Holder, as amended, modified, or supplemented from time to time in accordance with its terms.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to this Note, including any Conversion Shares issuable upon conversion in full of this Note (including Conversion Shares issuable as payment of interest on this Note), ignoring any conversion limits set forth therein, and assuming that the Fixed Conversion Price is at all times on and after the date of determination 100% of the then Fixed Conversion Price on the Trading Day immediately prior to the date of determination.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(d)(ii).

“Successor Entity” shall have the meaning set forth in Section 5(f).

“Trading Price” shall mean the average of the VWAP for the ten (10) Trading Days following the Clearing Date; provided, if at the time of determination of the Trading Price, the Common Stock is not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, the current fair market value of Common Stock shall be the price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors and as agreed to by the Holder.

“Variable Rate Transaction” means, collectively, an “Equity Line of Credit” or similar agreement, or a Variable Priced Equity Linked Instrument. For purposes hereof, “Equity Line of Credit” means any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to “put” its securities to the investor or underwriter over an agreed period of time and at future determined price or price formula (other than customary “preemptive” or “participation” rights or “weighted average” or “full-ratchet” anti-dilution provisions or in connection with fixed-price rights offerings and similar transactions that are not Variable Priced Equity Linked Instruments), and “Variable Priced Equity Linked Instruments” means: (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security, or (2) with a conversion, exercise or exchange price that is subject to being reset on more than one occasion at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Company’s Common Stock since date of initial issuance (other than customary “preemptive” or “participation” rights or “weighted average” or “full-ratchet” anti-dilution provisions or in connection with fixed-price rights offerings and similar transactions), and (B) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required or has the option to (or any investor in such transaction has the option to require the Company to) make such amortization payments in shares of Common Stock which are valued at a price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security (whether or not such payments in stock are subject to certain equity conditions).

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“VWAP” means, for or as of any date, the dollar volume-weighted average price for such security on the Trading Market (or, if the Trading Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the OTC Markets Group Inc. marketplace for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors and as agreed to by the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization, or other similar transaction during such period.

Section 2. Interest.

Payment of Interest in Cash or Kind. All payments of Guaranteed Interest and interest at the Default Rate hereunder will be payable in cash, or subject to the Equity Conditions, in cash or Common Stock in the Company’s discretion. A pro rata amount of unpaid Guaranteed Interest shall be due on payable on each Conversion Date or partial prepayment date (with all then-remaining unpaid Guaranteed Interest being due and payable contemporaneously on the earlier of any final prepayment date or the Maturity Date), or as otherwise set forth herein.

a) Interest Calculations. Default Rate interest shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30)-calendar day periods, and shall accrue daily commencing on the Original Issue Date (less any pro rata amount of Guaranteed Interest for the relevant period) until payment in full of the outstanding principal, together with all accrued and unpaid Guaranteed Interest, Default Rate interest, liquidated damages and other amounts that may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

b) Late Fees. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the Default Rate (the “Late Fees”), which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full.

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c) Prepayment. At any time upon fifteen (15) calendar days’ written notice to the Holder, but subject to the Holder’s conversion rights set forth herein, the Company may prepay any portion of the Principal Amount of this Note and any accrued and unpaid interest. If the Company exercises its right to prepay this Note, the Company shall make payment to the Holder of an amount in cash equal to the sum of the then-outstanding Principal Amount of this Note and interest multiplied by 125%. The Holder may continue to convert this Note from the date notice of the prepayment is given until the date of prepayment. In any such prepayment, payments will be applied first to any unpaid collection costs, then to any unpaid Default Rate interest and fees; any remaining amount shall be applied first to any unpaid Guaranteed Interest and then to any unpaid Principal Amount. Notwithstanding anything to the contrary contained herein, during the first six months immediately following the Public Company Event, this Note may not be prepaid, in full or in part, without the express, prior written consent of the Holder.

Section 3. Registration of Transfers and Exchanges.

a) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder and may be transferred or exchanged only in compliance with applicable federal and state securities laws and regulations.

b) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on this Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Conversion.

a) Voluntary Conversion. At any time after the Original Issue Date until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(e) hereof). The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the Principal Amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire Principal Amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain a Conversion Schedule showing the Principal Amount(s) converted and the date of such conversion(s). The Company may deliver an objection to any contents set forth in the Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion (it being understood that the Company does not have the right to object to the Holder’s right to conversion of the Note in accordance with its terms). In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted Principal Amount of this Note may be less than the amount stated on the face hereof.

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b) Conversion Price. This Note will be convertible at any time, in whole or in part, at a price equal to the lower of (i) the quotient of Twelve Million Dollars ($12,000,000) divided by the then-outstanding number of shares of the Company’ common stock1 (the “Fixed Conversion Price”) or (ii) in the event that the Company consummates (in whole or in part) any financing (whether such financing is equity, equity-equivalent, or debt or any combination thereof and whether any portion of such financing is a derivative security) in which the pre-money valuation of the Company shall be less than Twelve Million Dollars ($12,000,000; the “Reduced Valuation”), then, from and after the consummation of such Reduced Valuation transaction, the price shall be the quotient of 90% of the Reduced Valuation divided by the then-outstanding number of shares of the Company’s common stock (the “Variable Conversion Price”).

c) Default Conversion Price. At the Holder’s Option, if the Company is in default of any provisions of this Note, the Holder may select the following conversion price (the “Default Conversion Price”) (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions, and similar events). Default Conversion Price shall mean 55% multiplied by the Lowest Trading Price (representing a 45% Discount) for the Common Stock during the thirty (30) Trading Day-period ending on the latest complete Trading Day prior to the Conversion Date. “Lowest Trading Price” means, for any security as of any date, the lowest traded price on the relevant tier of the OTC Markets Group Inc. electronic quotation system (the “OTC”) as reported by a reliable reporting service (the “Reporting Service”) designated by the Holder (i.e., Bloomberg) or, if the OTC is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is then listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are reported in the “grey market”; provided, if the Company’s common stock is not listed on any securities exchange or quoted in the over-the-counter market or any other national trading market, and there are no recent closing bid price prices for the Company’s common stock reported in the “grey market”, then the “Lowest Trading Price” shall be the lowest price per share which the Company would sell shares of Common Stock to a willing buyer (not a current employee or director), from authorized but unissued shares, as determined in good faith by its Board of Directors and as agreed to by the Holder. If, at any time following the Public Company Event and during the occurrence of a default of any provision of the Note, (i) the market capitalization of the common stock of the post-Public Company Event Company is less than twelve million ($12,000,000) and (ii) the Trading Price in respect of any sale of Common Stock resulting from a conversion permitted hereunder is lower than that set forth in the relevant Notice of Conversion, the Conversion Price will be reset and reduced to the lower Trading Price. If the shares have not been delivered within three (3) business days from the date of the notice of conversion to the Company, the Notice of Conversion may be rescinded. In the case that the Borrower’s Common Stock is not deliverable by DWAC, an additional ten percent (10%) discount will apply. In the case that the Borrower’s Common Stock is “chilled” for deposit into the DTC (as defined below) system and only eligible for clearing deposit, an additional fifteen percent (15%) discount shall apply while the “chill” is in effect. If the Trading Price cannot be calculated for such security within the trading period stated above, the Trading Price shall be fairly determined by the Holder of this Notes being converted for which the calculation of the Trading Price is required in order to determine the Conversion Price of such Notes. “Trading Day(s)” shall mean any day(s) on which the Common Stock is quotable for any period on the OTC, or tradable on the principal securities exchange or other securities market on which the Common Stock is then being traded; provided, if the Common Stock is not quoted on the OTC or traded on any principal securities exchange or other securities market, “Trading Day(s)” shall mean any Business Day(s). For purposes of this Agreement, the “Clearing Date” shall be the date when the Holder has commenced selling the converted shares. Prior to the Clearing Date the converted common stock shall have been deposited into the Holders brokerage account and the said broker shall have confirmed to the Holder that the selling of stock may commence.

1	For example, if the number of outstanding shares on a conversion date is 12,000,000 shares, then that number of shares shall be divided into $12,000,000; the resultant per-share conversion price would be $1.00 per share.

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d) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding Principal Amount of this Note to be converted and any accrued and unpaid interest to be converted by (y) the Fixed Conversion Price.

ii. Delivery of Certificate Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (A) a certificate or certificates representing the Conversion Shares which, on or after the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information and the Company has received an opinion of counsel to such effect reasonably acceptable to the Company (which opinion the Company will be responsible for obtaining at the cost of the Holder) shall be free of restrictive legends and trading restrictions, representing the number of Conversion Shares being acquired upon the conversion of this Note. All certificate or certificates required to be delivered by the Company under this Section 4(d) shall be delivered electronically through the DTC or another established clearing corporation performing similar functions. If the Conversion Date is prior to the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information the Conversion Shares shall bear a restrictive legend in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

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Notwithstanding the foregoing, commencing on such date that the Conversion Shares are eligible for sale under Rule 144 subject to current public information requirements, the Company, upon request and at the expense of the Company, shall obtain a legal opinion to allow for such sales under Rule 144.

iii. Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

iv. Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal or interest amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought. If the injunction is not granted, the Company shall promptly comply with all conversion obligations herein. If the injunction is obtained, the Company must post a surety bond for the benefit of the Holder in the amount of 150% of the outstanding Principal Amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of seeking such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(d)(ii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, $1,000 per Trading Day for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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v. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(d)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(d)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

vi. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to 200% of the Required Minimum (the “Reserve Amount”) for the sole purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of this Notes). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

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vii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Fixed Conversion Price or round up to the next whole share.

viii. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

e) Holder’s Conversion Limitations. Unless the Holder provides notice to the Company that this Section 4(e) does not apply, the Company shall not effect any conversion of principal and/or interest of this Note, and a Holder shall not have the right to convert any principal and/or interest of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Principal Amount of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes) beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 4(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(e) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which Principal Amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which Principal Amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(e), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall initially be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Holder may, in its sole discretion, increase or decrease the Beneficial Ownership Limitation ownership percentage, provided that the Beneficial Ownership Limitation shall in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(e) shall continue to apply. Any such increase or decrease will not be effective until after such notice is delivered by the Holder to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

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Section 5. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, this Notes), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Fixed Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.

b) Dilution. The Company specifically acknowledges that its obligation to issue the Common Stock is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

c) Subsequent Equity Sales. If, at any time while this Note is outstanding, the Company enters into (without the prior written consent of the Holder) a Variable Rate Transaction involving the sale or grant of any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at a determinable effective price per share that is lower than the then Fixed Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued as part of such Variable Rate Transaction shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at a determinable effective price per share that is lower than the Fixed Conversion Price, such issuance shall be deemed to have occurred for less than the Fixed Conversion Price on such date of the Dilutive Issuance), then the Fixed Conversion Price shall be reduced by multiplying the Fixed Conversion Price by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of the Dilutive Issuance plus the number of additional shares of Common Stock issued in the Dilutive Issuance, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of the Dilutive Issuance plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of any such Common Stock Equivalents) would purchase at the closing price of the Common Stock on such date of Dilutive Issuance. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued and the Base Conversion Price is determinable. Notwithstanding the foregoing, no adjustment will be made under this Section 5(c) in respect of an “Exempt Issuance.” For the purposes hereof, an Exempt Issuance shall consist of any issuance of Common Stock (i) reserved as directors’ or employee shares described under the Company’s option pool up to 2,500,000 shares of Common Stock during the twelve (12)-month period following the Original Issuance Date and, if, thereafter, any obligations of the Company shall remain hereunder in favor of the Holder, up to 1,000,000 shares during the immediately succeeding twelve (12)-months period, (ii) for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Board of Directors, (iii) issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board of Directors, and (iv) with respect to which the holders of a majority of the outstanding principal of notes, of any, of the same series as this Note waive their rights contained in respect of a Dilutive Issuance. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(c), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(c), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

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d) Subsequent Rights Offerings. In addition to any adjustments pursuant to Sections 5(a)-(c) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e) Pro Rata Distributions. During such time as this Note is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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f) Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(e) on the conversion of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(e) on the conversion of this Note). For purposes of any such conversion, the determination of the Fixed Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Fixed Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note and any document ancillary hereto, in accordance with the provisions of this Section 5(f) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

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g) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

h) Notice to the Holder.

i. Adjustment to Fixed Conversion Price. Whenever the Fixed Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to the Holder a notice setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon this Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 6. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. (A) Any default in the payment of principal due hereunder, or (B) any default in the payment of interest or other amounts (not including principal) due hereunder, which failure is not cured within five (5) Trading Days after such failure;

ii. the Company shall fail to observe or perform any other covenant, provision, or agreement contained in this Note (and other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (x) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) three (3) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) five (5) Trading Days after the Company has become or should have become aware of such failure;

iii. a default or event of default of any other material agreement, lease, document or instrument to which the Company is obligated (and not covered by clause (vi) below);

iv. any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made; provided, however, if any representation or warranty made in the Disclosure Schedules set forth a matter that constitutes an event of default hereunder (and is identified as an “event of default” in the Disclosure Schedules), the Company shall have one hundred twenty (120) days from the Original Issue Date to (i) obtain a waiver of such disclosed default or (ii) cure such disclosed default;

v. the Company (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

vi. the Company shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $100,000 whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

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vii. following the Public Company Event, the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five (5) Trading Days or the transfer of shares of Common Stock through the DTC’s DWAC System is no longer available or “chilled”;

viii. the Company shall be a party to any Change of Control Transaction or Fundamental Transaction (A) without first giving the Holder ten (10) days’ prior written notice of the closing of such Change of Control Transaction or Fundamental Transaction and (B) prior to or simultaneous with the closing of such Change of Control Transaction or Fundamental Transaction, the Holder is not repaid in accordance with the terms of this Note;

ix. following the Public Company Event, the Company does not meet the current public information requirements under Rule 144;

x. the Company shall fail for any reason to deliver certificates to a Holder prior to the third (3rd) Trading Day after a Conversion Date pursuant to Section 4(d) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of this Note in accordance with the terms hereof;

xi. following the Public Company Event, the Company fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable);

xii. the Company shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties; (ii) admit in writing its inability to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction or foreign country; or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

xiii. if any order, judgment or decree shall be entered, without the application, approval or consent of the Company , by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company, or appointing a receiver, trustee, custodian or liquidator of the Company , or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

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xiv. the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Company having an aggregate fair value or repair cost (as the case may be) in excess of $100,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

xv. the Company shall fail to maintain the Reserve Amount;

xvi. any monetary judgment, writ or similar final process shall be entered or filed against the Company, or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded, or unstayed for a period of forty-five (45) calendar days;

xvii. The Company shall fail to comply with the “use of proceeds” of this Note as set forth in Section 7(k);

xviii. The Company fails to become subject to Section 13 or 15(d) of the Exchange Act within 180 days of the Original Issue Date of this Note; or

xix. The Company fails (1) to notify the Holder that it did not make any payment or conform to any term of the Intellectual Property Agreement, effective as of January 31, 2016, as amended on April 12, 2016, and May 1, 2017, by and between (a) Hewlett-Packard Development Company, L.P., a Texas limited partnership then having its principal place of business at 11445 Compaq Drive West, Houston, Texas 77070-1443, and HP, Inc., a Delaware corporation then having its principal place of business at 1501 Page Mill Road, Palo Alto, California 94304, on the one hand; and (b) Crown ElectroKinetics Corp., a Delaware corporation having its principal place of business at 1110 NE Circle Blvd., Suite 1075, Corvallis, Oregon 97330, on the other hand (the “HP Agreement”) within five (5) calendar days of such occurrence, in any event without reference to any grace or cure period contained therein, or (2) did not make any payment or conform to any term of the HP Agreement, when such payment was due or performance of such term was required in accordance with the terms thereof, but without reference to any grace or cure period contained therein.

b) Remedies upon Event of Default. Subject to the Beneficial Ownership Limitation as set forth in Section 4(e), if any Event of Default occurs, then the outstanding Principal Amount of this Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable at the Holder’s option, in cash or in shares of Common Stock (subject to the Equity Conditions), at the Mandatory Default Amount. After the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at the lesser of the Default Rate or the maximum rate permitted under applicable law. Upon the payment in full of the Mandatory Default Amount in cash or in shares of Common, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind (other than the Holder’s election to declare such acceleration), and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of this Note until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Crown Convertible Note	19

Section 7. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email or facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at 1110 NE Circle Blvd., Suite 1075, Corvallis, Oregon 97330, or such other email address, facsimile number, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 7(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email or facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address, facsimile number, or address of the Holder appearing on the books of the Company, or if no such email address, facsimile number, or address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 12:00 noon (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 12:00 noon (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the Principal Amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, County of New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation, and prosecution of such action or proceeding.

Crown Convertible Note	20

e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

f) Severability. If any provision of this Note is invalid, illegal, or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension, or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Remedies, Characterizations, Other Obligations, Breaches, and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

Crown Convertible Note	21

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

Notwithstanding anything to the contrary contained in any of the Transaction Documents or any other transaction document between any Company and the Holder or any Affiliate of the Holder, to the extent there be an allocation of cash flow to pay off any obligation any Company, such cash flow shall be first allocated to pay off the Company’s obligations under this Note.

j) Use of Proceeds. The gross proceeds of the funding to the Company related to this Note shall be used as agreed to in writing by the Holder.

k) Amendments and Waivers. The terms and provisions of this Note may be modified or amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

(Signature Page follows)

Crown Convertible Note	22

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

CROWN ELECTROKINETICS CORP.

By:
	Name:	Doug Croxall
	Title:	Chief Executive Officer

Facsimile No. for delivery of Notices: _________

Crown Convertible Note	23

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the 12% Senior Convertible Promissory Note, due June2, 2021 of Crown ElectroKinetics Corp. (the “Company”) into shares of common stock (the “Common Stock”) of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Companies in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Companies that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock __ yes __ no
If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

Signature:

Name:

Delivery Instructions:

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Schedule 1

CONVERSION SCHEDULE

This 12% Senior Convertible Promissory Note, due on June 2, 2021, in the original principal amount of $[●] is issued by Crown ElectroKinetics Corp. (the “Company”). This Conversion Schedule with respect to the Common Stock of the Company reflects conversions made under Section 4 of the above referenced Note.

Dated: ___________

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company’s Attest

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